EXHIBIT 99

                 RB Reports Improved First Quarter 1996 Results

  For additional information, please contact:           Mr. Charles R. Ofner
                                                              (713) 496-5000

        April 15, 1996, Houston, Texas ... Reading & Bates Corporation (RB-NYSE) reported net income of $13.5 million ($.20 net income per share after preferred stock dividends of $1.2 million) for the quarter ended March 31, 1996, compared with a net loss of $.4 million ($.03 loss per share after preferred stock dividends of $1.2 million) for the quarter ended March 31, 1995. Operating income for the quarter ended March 31, 1996 was $18.2 million on revenues of $61.2 million, compared to operating income for the quarter ended March 31, 1995 of $4.5 million on revenues of $48.0 million. The $13.7 million improvement in operating income is attributable to higher dayrates and improved utilization of the fleet. Utilization for the quarter ended March 31, 1996 was 95% compared to 86% for the quarter ended March 31, 1995. Operating income for the first quarter of 1996 increased $4.6 million over operating income reported in the fourth quarter of 1995 of $13.6 million.

       Paul B. Loyd, Jr. the Company's Chairman and CEO, said, "We are pleased to report strong profits in the first quarter. As expected, dayrates have continued to rise, and utilization continues to improve as well; thus we've benefited from operating leverage to report favorable results. Our fourth-generation semisubmersible fleet recorded 100% utilization in the first quarter, and our total fleet utilization average this quarter increased by 8% over the fourth quarter 1995 results. The outlook for our high specification fleet is excellent as illustrated by the recently announced letter of intent from BP Exploration for our fourth-generation semisubmersible, the "Paul B. Loyd, Jr." as well as several other contracts already in place. We feel the demand for high specification drilling rigs will continue to grow -- mainly as a function of declining field development costs due to technological advancement. This is a positive development for Reading & Bates, and we stand poised with our premium fleet, expertise and solid financial condition to meet the challenge."

        Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services, and floating production systems to the upstream offshore oil and gas industry worldwide.

                        (financial highlights to follow)

                    READING & BATES CORPORATION
                         AND SUBSIDIARIES
              CONSOLIDATED STATEMENT OF OPERATIONS
            (in thousands except per share amounts)

                                            THREE MONTHS ENDED
                                                 MARCH 31,
- -----------------------------------------------------------------
                                             1996          1995
- -----------------------------------------------------------------
                                                (unaudited)
OPERATING REVENUES                         $ 61,190      $ 47,975
- -----------------------------------------------------------------
COSTS AND EXPENSES:
  Operating expenses                         30,831        31,911
  Depreciation                                7,568         7,433
  General and administrative                  4,590         4,081
- -----------------------------------------------------------------
    Total costs and expenses                 42,989        43,425
- -----------------------------------------------------------------
OPERATING INCOME                             18,201         4,550
- -----------------------------------------------------------------
OTHER INCOME (EXPENSE):
  Interest expense                           (2,781)       (3,814)
  Interest income                               499           425
  Other, net                                    (96)         (210)
- -----------------------------------------------------------------
    Total other income (expense)             (2,378)       (3,599)
- -----------------------------------------------------------------
INCOME BEFORE INCOME TAX EXPENSE
  AND MINORITY INTEREST                      15,823           951
INCOME TAX EXPENSE                            1,093         1,163
MINORITY INTEREST                            (1,258)         (157)
- -----------------------------------------------------------------
NET INCOME (LOSS)                            13,472          (369)
DIVIDEND ON PREFERRED STOCK                   1,213         1,215
- -----------------------------------------------------------------
NET INCOME (LOSS) APPLICABLE
  TO COMMON STOCKHOLDERS                   $ 12,259      $ (1,584)
=================================================================
NET INCOME (LOSS) PER COMMON SHARE         $    .20      $   (.03)
=================================================================
WEIGHTED AVERAGE NUMBER
  OF COMMON SHARES OUTSTANDING               61,966        59,713
=================================================================

                    READING & BATES CORPORATION
                         AND SUBSIDIARIES
               CONDENSED CONSOLIDATED BALANCE SHEET
                         (in thousands)
                           (unaudited)

- -------------------------------------------------------------------
                                             3/31/96       12/31/95
- -------------------------------------------------------------------
ASSETS:
  Cash and cash equivalents                 $  30,166     $  36,171
  Other current assets                         69,730        59,617
  Net property and equipment                  525,383       505,605
  Other assets                                  3,326         4,387
- -------------------------------------------------------------------
TOTAL ASSETS                                $ 628,605     $ 605,780
===================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities                       $  57,324     $  54,490
  Long-term obligations                        96,283        95,040
  Other noncurrent liabilities                 61,999        54,695
  Minority interest                            42,100        44,504
  Stockholders' equity                        370,899       357,051
- -------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $ 628,605     $ 605,780
===================================================================